Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cox Distributing, Inc:

We hereby consent to the use in this Registration Statement on Form SB-2 Pre-Effective Amendment Two of our report dated August 18, 2007 relating to the balance sheet of Cox Distributing, Inc as of December 31, 2006, and the related statements of operations, stockholders' equity, and cash flows for the years ended December 31, 2006 and 2005, which report appears in such Registration Statement. We also consent to the reference to our firm under the heading "Experts" in such Registration Statement.

/s/

Li & Company, PC

______________________________

Li & Company, PC

Skillman, NJ

November 6, 2007